                                                                   EXHIBIT 10.13

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                           MASTER SERVICES AGREEMENT

UPS SUPPLY CHAIN SOLUTIONS, INC. with offices located at 12380 Morris Road, Alpharetta, Georgia 30005 ("SCS") and SmartBargains.com, LP with offices located at 10 Milk Street, 10th Floor, Boston, MA 02108 ("Customer") (each a "Party" or in the aggregate "Parties") hereby enter into this Master Services Agreement ("MSA") effective January 27, 2004 ("Effective Date").

NOW, THEREFORE, Customer and SCS, for good and valuable mutual consideration, hereby agree as follows:

1. STRUCTURE OF THE AGREEMENT. SCS or its designated affiliate shall provide the services ("Services") specified in service schedules ("Schedules") referencing this MSA and executed by the Parties. The Services shall be performed in accordance with the prevailing standards of care, skill and diligence generally accepted in the profession and in accordance with applicable laws and regulations. Each Schedule may have attached one or more statements of work ("SOWs") and exhibits. Each such Schedule, SOW, and exhibit is an "Incorporated Document." This MSA and the Incorporated Documents are the "Agreement." In the event of a conflict between the terms of this MSA and the terms of any Incorporated Document, the terms of this MSA shall control; provided however, the Parties may expressly or specifically authorize in writing that a particular term or terms of an Incorporated Document shall control over a particular term of this MSA and then only to the extent provided in such Incorporated Document.

2.  TERM AND TERMINATION.

      2.1 TERM. The term of this MSA begins on the Effective Date and continues for a period of five (5) years thereafter (January 27, 2009) (the "Initial Term"), and thereafter will automatically be renewed for additional one-year terms, unless either Party, at least one hundred twenty (120) days prior to the expiration of the Initial Term or any renewal term, gives written notice of non-renewal. Notwithstanding the foregoing, in the event that SCS continues to provide the services set forth in the accompanying SOW to Customer following the expiration of the Initial Term or any term, and the Parties fail to enter into a written extension of such SOW, then the SOW (including rates and charges in effect on the expiration of the Initial Term or any term) shall remain in effect on a month-to-month basis after the expiration date until terminated in writing by either Party upon thirty (30) days prior written notice. Notwithstanding the foregoing sentences, (i) this MSA may be earlier terminated as follows: (a) all Incorporated Documents have expired or have been terminated in accordance with their terms, or (b) this MSA is terminated in accordance with its terms, in which case all Incorporated Documents will also terminate, subject to their respective termination provisions; and (ii) this MSA and Incorporated Documents may also be terminated by either Party at any time and without liability after the expiration of three (3) years from the Effective Date so long as either Party provides the other Party with at least one hundred twenty (120) days prior written notice of such termination. The Parties may mutually agree in writing to extend this MSA and any Schedule or SOW under the terms of this Agreement.

      2.2 TERMINATION. This MSA or any Schedule or SOW may be terminated by either Party with cause upon the commission of a material breach of this Agreement which is not cured within sixty (60) days after the breaching Party receives notice (except for default in payment which is addressed below). Notwithstanding the above, SCS may also terminate this MSA or any Schedule or SOW upon any failure of Customer to pay any amounts correctly billed and due hereunder, which failure remains uncured for a period of thirty (30) days after notice thereof.

      2.3 INSOLVENCY/BANKRUPTCY OF CUSTOMER. Notwithstanding Section 2.2, if Customer continues to pre-pay its invoice in full, for all amounts due that have been correctly billed, one month in advance of SCS's delivery of the Services and Customer (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors, SCS shall not have the right to terminate the Agreement.

3. FEES, CHARGES AND EXPENSES.

      3.1 FEES, CHARGES AND EXPENSES. Customer shall pay to SCS all correctly billed fees, charges and expenses ("Fees") as specified in this Agreement with no right of set-off for any claims by Customer. Claims shall be addressed separately between the Parties. The Fees set forth herein may be adjusted at any time by mutual written agreement of both Parties. All Fees will be billed and paid in U.S. dollars, unless otherwise provided in a Schedule.

      3.2 SURCHARGES. Customer shall pay all of its portion of fuel, security or other surcharge, that may be imposed on SCS by its providers or governmental agencies in connection with this Agreement. Prior to invoicing Customer for such surcharges, SCS will promptly disclose and, upon Customer's request, provide support to Customer of the surcharges being imposed on SCS.

      3.3 LATE PAYMENTS. If Customer fails to make payment of the Fees when due, Customer shall pay to SCS a late payment charge at the rate of one and one-half percent (1.5%) per month or, if lower, the highest rate allowed by applicable law. The late payment charge shall be calculated from the date that the unpaid Fees become due and shall be compounded monthly for the period during which any such Fees remain unpaid.

      3.4 TAXES. Customer agrees to pay, indemnify and hold SCS and its affiliates harmless from and against all sales, use, personal property, gross receipts, and excise taxes (including any penalties, fines or interest thereon) imposed by any federal, state or local government or taxing authority with respect to the Goods in SCS's care, custody and control under this Agreement, except that SCS will be responsible for income taxes on the revenues it earns from performing the Services hereunder.

      3.5 CHANGES IN OPERATING PARAMETERS OR CONDITIONS. Customer acknowledges and agrees that SCS calculated the Fees based on and in reliance upon certain key assumptions or design criteria supplied to SCS by or on behalf of Customer. Such assumptions may be set forth in the applicable Incorporated Documents as "Operating Parameters." In the event of a material change in any Operating Parameters or a "Changed Condition," (as defined below), SCS will propose an adjustment to the Fees to respond to the change by providing Customer with thirty (30) days prior written notice thereof, setting forth with reasonable specificity the basis for such adjustment. Customer shall not unreasonably withhold its approval of such adjustment. If Customer refuses to pay such adjustment, the Parties agree to submit the Dispute for resolution as set forth in Section 14.1. "Changed Condition" means the enactment or promulgation of any new law or regulation or the imposition of a new material condition on the issuance or renewal of any permit, license or approval after the Effective Date hereof that: (a) materially increases the operating or capital costs of the facilities or adversely affects the ability of SCS to perform the Services, (b) is materially more burdensome on SCS than the requirements as of the effective date of such Incorporated Documents, (c) materially decreases the Fees to which SCS would otherwise be entitled under an Incorporated Document, or (d) materially increases the obligations or costs of SCS. In the event Customer unreasonably withholds its approval of a price adjustment due to the Changed Conditions set forth in (a), (b) and (d) above, SCS disclaims any liability for failure to meet performance commitments due to the Changed Conditions set forth in (a), (b) and (d) above, unless SCS specifically agrees in writing to the contrary.

4. INDEMNIFICATION.

      4.1 GENERAL INDEMNIFICATION. Each Party ("Indemnitor") shall indemnify, defend and hold harmless the other Party and any affiliated and controlling entities of such Party, and the directors, employees, officers, agents, subcontractors, licensors and suppliers of all of them (in each case "Indemnitee") from and against all third party liabilities, claims, suits, demands, actions, fines, damages, losses, costs and expenses (including reasonable attorneys' fees) ("Claims") for injury to or death of any person or damage to or loss of real property and improvements thereon or tangible personal property to the extent caused by or resulting from such Party's negligent acts or omissions or those of its employees or agents, except to the extent caused by the Indemnitee; provided, however, that this Section shall not apply to any loss or destruction of, or any damage to, Customer's goods and property for which Services are provided ("Goods").

      4.2 THIRD PARTY CLAIMS. Customer shall indemnify, defend and hold harmless SCS and its Indemnitees from and against any third party Claim (including any Claim brought by Customer's customers) including but not limited to third party Claims arising out of or in connection with (a) the design, manufacture, distribution, marketing, use or sale of the Goods or Customer's instructions regarding such Goods, (b) lost, damaged or undelivered Goods, (c) Goods not delivered on time, or (d) the performance or nonperformance of the Services, except as provided for in Section 4.1 above. Notwithstanding the foregoing, under no circumstance will SCS assume any liability for penalties, financial or otherwise, that may exist in contracts between Customer and any of Customer's customers (for the avoidance of doubt, this sentence does not include any indemnity obligations of SCS pursuant to Section 4.1 above).

      4.3 NOTICE OF CLAIMS FOR INDEMNIFICATION. The Indemnitee shall provide prompt written notice of any Claim, tender defense or settlement to the Indemnitor, and fully cooperate in the defense of the Claim; provided that the failure to give such notice shall not affect the Indemnitee's right to indemnification hereunder unless the failure to give such notice materially and adversely affects the rights, remedies or liability of the Indemnitor with respect to such Claim. Should the Indemnitor fail to honor a timely request for indemnification, then the Indemnitee shall be entitled to all reasonable costs (including reasonable attorneys' fees) incurred in the enforcement of the right of indemnification hereunder.

      4.4 SETTLEMENT. No compromise or settlement of a Claim may be effected by the Indemnitor without the Indemnitee's consent unless (a) there is no finding or admission of any violation of law or any violation of the rights of any person by Indemnitee, (b) there is no effect on any other Claim that may be made by or against Indemnitee, (c) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (d) the compromise or settlement contains, as an unconditional term thereof, the giving by the claimant or the plaintiff of the Indemnitee a release from all liability in respect of such Claim. The Indemnitee shall have no liability with respect to any compromise or settlement effected without its consent.

5. TITLE TO GOODS. Unless otherwise specified in a Schedule, title to Goods and except as set forth herein, any proceeds of such Goods shall remain at all times with Customer and shall not pass to SCS under any circumstances.

6. LIMITATION OF LIABILITY.

      6.1 LIMITATION OF LIABILITY FOR LOSS OR DAMAGE TO GOODS. Unless a different limitation of liability is specified in an Incorporated Document, SCS's maximum liability to Customer arising out of or related to loss or damage to Goods while the Goods are in its care custody and control shall not exceed SCS's standard liability amounts which are as follows (the "SCS Standard Liability Limits"): (a) for Claims arising from SCS's warehousing, fulfillment and consolidation Services occurring in SCS's facilities or premises, including owned or leased property, $[**]; (b) for Claims arising from SCS's customs brokerage Services, $[**] or the amount of [**] paid to SCS related to [**], whichever is less; (c) for Claims arising from SCS's freight forwarding or motor broker Services, including arranging for inland or air transportation, $[**]; and (d) for Claims arising from SCS's air, ground or ocean transportation, the liability limits set forth in bills of lading, air waybills, or other transportation documents issued in conjunction with the Services provided. Customer may obtain additional protection in excess of the SCS Standard Liability Limits, up to the actual or declared value of the Goods, shipment or transaction, by requesting in writing prior to the provision of Services such additional protection and payment of an additional charge prior to the provision of Services. Customer waives its rights of subrogation on behalf of its insurers for any loss or damage to Goods in excess of the SCS Standard Liability Limits set forth herein, or if applicable, such different limits of liability specified in a Schedule or SOW. Notwithstanding the foregoing, SCS shall not be liable for delay, or loss or damage of any kind, which occurs while Goods are in the care, custody or control of a third party. "Third party" as used herein includes but is not limited to, non-SCS or parent corporations, carriers, warehouseman, forwarders, ocean transportation intermediaries, customs brokers, brokers, or agents to which Goods are entrusted for transportation, handling, delivery, and/or storage. All claims in connection with acts of a third party shall be brought against the third party. SCS shall reasonably cooperate with Customer regarding such claims. In no event shall SCS, its employees, agents, subcontractors, or affiliates be liable for any loss of or damage to Goods arising out of or caused, directly or indirectly by an event of Force Majeure.

      6.2 LIMITATION OF LIABILITY FOR OTHER CLAIMS. Except for liabilities under Section [**] and/or claims relating to loss or damage to Goods, the [**] liability of one party to the other party for any other claims arising in connection with this Agreement will not exceed the greater of (i) [**] percent ([**]%) of all Fees paid in the [**] period prior to the date the claim arose, or (ii) [**] ($[**]), regardless of whether such claims arose in contract, tort or otherwise.

      6.3 FILING OF CLAIMS. Unless otherwise expressly required by applicable statute, international convention or other mandatory national law, all freight claims against SCS for a potential or actual loss must be filed in writing within sixty (60) days after the event giving rise to the freight claims except that the claims filing requirements set forth in a bill of lading, air waybill or other transportation document issued in conjunction with the Services shall apply for freight claims arising from loss or damage to Goods. If not filed within the applicable period, Customer's right to indemnification for such claim shall be deemed waived. No settlement will be made on any claim made by Customer until Customer has paid all outstanding and correctly billed Fees.

7. EXCLUSIONS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, BUSINESS OPPORTUNITIES, OR CUSTOMER GOODWILL IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER. NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

8. CONFIDENTIALITY.

      8.1 For a period of [**] years from the termination of the Agreement, the Party receiving any proprietary or confidential information concerning the business, products or customers of a Party, including, but not limited to, customer or user information ("User Information"), information relating to purchases by Customer's customers ("Purchase Information"), financial or pricing information (collectively, the "Confidential Information"), will not disclose such Confidential Information and shall exercise the same degree of care to avoid disclosure of such Confidential Information as it employs with respect to its own Confidential Information, but not less than reasonable care. Confidential Information shall not include such information that: (a) is now or hereafter becomes publicly known without violation of this Agreement; (b) was known to the recipient prior to the time of disclosure without obligation to preserve confidentiality and as evidenced by the recipient's written records;
(c) was received by the recipient from a third party legally entitled to disclose the information without obligation to preserve confidentiality; (d) was independently developed by the recipient; (e) is authorized to be disclosed by the disclosing Party or is required to be disclosed by law in which case the recipient will inform the disclosing Party and allow the disclosing Party reasonable time to seek a protective order. In order to protect and prevent disclosures of the Confidential Information of the other Party, each Party shall not use, reproduce, distribute, disclose, or otherwise disseminate the Confidential Information of the other Party except (1) as required for each Party to perform its obligations hereunder; or (2) as preapproved in writing by the Party disclosing the Confidential Information.

      8.2 Any Confidential Information shall remain the disclosing Party's property unless otherwise provided herein. Customer Confidential Information shall not include: (i) information contained on the exterior of a package, including information contained in plain text or bar code form on shipping labels, or (ii) package level detail or smart label information, including but not limited to, consignee's full name, complete delivery address, package weight and zone, and package labeling that contains Maxicode, postal barcode, current routing code, appropriate service level icon, a 1Z tracking number bar code and address details related thereto ("PLD") (collectively, "Shipping Information"). SCS will use Shipping Information only as permitted by the UPS Privacy Policy located at www.ups.com and in effect at the time of shipping and as set forth herein to perform its obligations hereunder. For the avoidance of doubt, Customer's User Information shall remain Customer Confidential Information; provided, however, that any Confidential Information transferred to the exterior of a package for purposes of shipping (i.e., Shipping Information) will no longer be deemed Customer Confidential Information and is subject to the restrictions set forth in Section 8.4.

      8.3 The Parties acknowledge that a remedy at law for any breach or threatened breach of the provisions of Paragraph 8 would be inadequate and therefore agree that either Party shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

      8.4 SCS will not, knowingly, directly or indirectly (i) [**], including [**], to any of [**], (ii) [**] any of Customer's User Information, Purchase Information and/or the [**]; (iii) [**] any [**], (iv) market specifically and individually to any [**], and/or (v) make any use of Customer's Confidential Information and/or the [**] in a manner other than is required to perform its obligations hereunder. This Section 8.4 shall not apply to any customer that is an existing customer of SCS or who is in the process of becoming an existing customer of SCS as of the Effective Date hereof. Notwithstanding the foregoing, this paragraph shall not prevent in any way United Parcel Service, Inc. from shipping packages for customers and delivering packages to customers.

      8.5 Upon termination of the Agreement, SCS shall, as directed by Customer, either return to Customer or destroy all Confidential Information (in tangible and intangible form) of Customer as well as the names and addresses of Business-to-Consumer End Customers received by SCS (and all copies and reproductions thereof). If Customer elects to have SCS destroy such information, SCS shall provide a certificate to Customer certifying that such information has been destroyed and agrees it will not be used by SCS.

9. FORCE MAJEURE. "Force Majeure Event" shall mean any event beyond a Party's control, including but not limited to: acts of war, acts of public enemies, terrorist attacks, governmental orders relating to the foregoing, insurrections, riots, sabotage, earthquakes, floods, acts of God, embargoes, authority of laws, third-party labor disputes (including strikes, lockouts, job actions or boycotts), fires, explosions, or failure in electrical power, heat, light, air conditioning or communications equipment. In the event a Party is precluded or delayed from performing under this Agreement (other than payment of previously accrued charges) due to a Force Majeure event, the non-performing Party shall be excused from such performance provided that such Party uses commercially reasonable efforts to recommence its performance. The Party precluded or delayed from performing due to a Force Majeure event shall notify the other Party as soon as possible regarding the existence and nature of the Force Majeure event and shall promptly give notice of its recommencement of performance. In the case of SCS being precluded or delayed from performing under this Agreement due to a Force Majeure event, if SCS does not recommence performance within [**] after first failing to perform due to a Force Majeure event, then Customer may, at its sole expense, require SCS to load the Products on trailers (arranged by Customer) for shipment as Customer designates. If SCS takes reasonable steps outside the ordinary course of business to protect Goods due to a Force Majeure Event with Customer's prior approval, Customer shall pay the storage or other similar charges associated with SCS's efforts. In the event that SCS is unable to recommence performance [**] after first being precluded or delayed from performing due to a Force Majeure event, Customer shall have the right to terminate the Agreement.

10. INSURANCE. SCS shall maintain the following insurance: (a) commercial general liability insurance including premises or operations, broad form property damage, independent contractors, and contractual liability covering SCS's obligations hereunder for bodily injury and property damage, with a combined single limit of not less than $1,000,000 each occurrence; and (b) workers' compensation insurance in statutory amounts covering SCS and its employees, and employer's liability insurance. All insurance required herein shall be carried with insurance companies licensed to do business in the state(s) where operations are maintained. SCS shall deliver to Customer, upon Customer's request, certificates of insurance of evidence of the required coverage. All policies shall provide that such coverage under these policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Customer and Customer shall be named as an additional insured thereon.

11. INDEPENDENT CONTRACTOR. SCS is an independent contractor under this Agreement. It shall comply with all payroll tax withholdings, social security, unemployment and related employer obligations applicable to it. Except as set forth in a duly authorized Power of Attorney, SCS shall not hold itself out as an agent of or in a joint venture with Customer, and SCS shall have no authority to act on behalf of Customer.

12. SUBCONTRACTORS. SCS may subcontract all or portions of the Services to its parent or its affiliates without Customer's consent. SCS may subcontract all or portions of the Services to third party service providers with the prior consent of Customer. SCS may disclose to such entities any Customer Confidential Information necessary to perform the Services provided such providers are informed of and agree to be bound by the confidentiality provisions contained in Paragraph 8 and as permitted by the UPS Privacy Policy in effect at the time of performance which is located at www.ups.com.

13. HAZARDOUS MATERIALS AND OTHER REGULATED GOODS. Unless SCS expressly agrees in a Schedule to handle, receive, accept, transport, or store: (a) any type of hazardous materials or Goods containing hazardous materials as regulated by United States environmental law, or (b) any type of Goods which may be regulated by a governmental body, entity or agency, including but not limited to, those Goods which are regulated by the Food and Drug Administration, the United States Department of Agriculture, the Drug Enforcement Administration, the Alcohol and Tobacco Tax and Trade Bureau, and analogous regulatory agencies (collectively, "Hazardous or Regulated Goods"), it is agreed that (i) Customer shall not knowingly itself or through others direct any Hazardous or Regulated Goods, to SCS, its affiliates, assignees, agents or subcontractors under this Agreement, and (ii) Customer warrants and covenants that except for Goods not knowingly directed by Customer to SCS, its affiliates, assignees, agents or subcontractors under this Agreement nothing in this Agreement contemplates or requires SCS, its affiliates, assignees, agents or subcontractors to handle, receive, accept, dispose of, transport, store, or arrange for the handling, disposal, storage, or transportation of any Hazardous or Regulated Goods. SCS may take any action that SCS, in its sole discretion, deems appropriate or necessary in relation to any actual or suspected Hazardous or Regulated Goods. Customer hereby fully and completely releases and forever discharges SCS and its Indemnitees from and against all Claims arising out of or caused by actual or suspected Hazardous or Regulated Goods. Customer shall indemnify, defend, and hold harmless SCS and its Indemnitees from and against all Claims, except due to SCS's negligence, relating to or arising out of any SCS action taken in relation to such actual or suspected Hazardous or Regulated Goods, Customer's noncompliance with applicable laws, or the breach of any covenant of Customer contained in or made pursuant to this Section.

14. DISPUTE RESOLUTION PROCESS.

      14.1 DISPUTE RESOLUTION. The Parties agree to utilize the dispute resolution process to resolve any disputes, claim or question between them with respect to this Agreement ("Dispute") as expeditiously as possible. The Parties shall keep confidential, and shall not disclose to any person except as may be required by law, all aspects of the Dispute and the Dispute resolution process. Dispute resolution is intended to be the sole and exclusive remedy (other than equitable remedies) of the Parties with respect to any Dispute. One Party shall give written notice to the other Party of the Dispute and request commencement of the Dispute resolution process. Then, the project managers from each Party shall meet within five (5) business days to negotiate and use commercially reasonable efforts to promptly reach a resolution of the Dispute. If the Dispute is not resolved by the project managers, either Party may give notice to the other Party that the Dispute must be escalated to the senior officers of each Party, who will meet within ten (10) business days to negotiate and use commercially reasonable efforts to resolve the Dispute.

      14.2 ARBITRATION. Any Dispute that cannot be resolved through the Dispute resolution process set forth above shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing Party will be entitled to recover its reasonable costs and fees (including reasonable attorneys' fees).

15.  GENERAL PROVISIONS.

      15.1 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. The rights and obligations under this Agreement may not be transferred or assigned to a third party by either Party without the prior written consent of the other Party; provided however, either Party may transfer or assign all or part of its rights and/or obligations of this Agreement to one or more of its parent or affiliates. This Agreement is binding upon and shall inure to the benefit of each Party and its respective successors and assigns. Under no circumstances may Customer resell any of the Services to any third party. There are no third party beneficiaries under this Agreement.

      15.2 AMENDMENTS; WAIVER; SEVERABILITY. This Agreement can only be modified or amended by a written instrument signed by the Parties. A waiver of any right by either Party will not constitute a waiver of such right on any subsequent occasion. Acceptance by SCS of the amounts (or lesser amounts) payable under this Agreement shall not be deemed a waiver of any default. If any provision of this Agreement is determined to be invalid, such invalidity will not affect the validity of the remaining portions of this Agreement.

      15.3 SURVIVAL. The rights and obligations of this Agreement which by their nature are intended to survive expiration or termination shall so survive, including but not limited to: Sections 3.1, 3.3, 3.4, 4, 5, 6, 7, 8, 13, 14, and 15.

      15.4 CONTROLLING LAW. This Agreement shall be governed by the laws of the State of Massachusetts without regard to conflicts of laws provisions.

      15.5 NO USE OF TRADEMARKS. Neither Party shall use the other Party's or its affiliates' corporate name or logo without the other Party's prior written consent; provided however, SCS may disclose Customer's name as a reference to any current or prospective customer; and provided further that Customer may disclose SCS's name to Customer's financial lenders and other third parties as necessary for Customer to facilitate its business.

      15.6 NON-SOLICITATION OF PERSONNEL. During the term of this Agreement and for [**] after its expiration or termination, neither Party shall actively solicit the employment of any employee of the other Party, which employee was engaged in the performance of this Agreement. This provision does not prohibit either Party from generally soliciting employment using mass media such as newspaper or Internet.

      15.7 INTELLECTUAL PROPERTY RIGHTS. Customer and SCS acknowledge that the other has certain intellectual property rights that may be revealed or provided to the other Party in accordance with this Agreement. Each Party acknowledges that this Agreement does not grant any right or title of ownership in its respective intellectual property rights to the other unless specifically provided in this Agreement. Any intellectual property shall remain the originator's property unless otherwise provided herein.

      15.8 NO BREACH OF OTHER AGREEMENTS. Customer and SCS each respectively represent and warrant that its execution of this Agreement does not violate any applicable law or breach any other agreement to which it is a Party or is otherwise bound.

      15.9 NOTICE. Any notice required or permitted to be given shall, except where specifically provided otherwise, be given in writing to the person and at the address listed below by personal delivery, UPS Next Day Air(R) or other overnight carrier or certified mail, return receipt requested. The date of notice shall be as follows: the date upon which such notice is so personally delivered; if by UPS Next Day Air(R) or other overnight carrier, the date of receipt at the designated address; or if by certified mail, the date of delivery.

     To SCS:      UPS Supply Chain               with Copy to: United Parcel
                  Solutions, Inc.                              Service, Inc.
                  Contracts and Compliance                     Office of
                  Department                                   General Counsel
                  12380 Morris Road                            55 Glenlake
                  Alpharetta, GA 30005                         Parkway
                                                               Atlanta, GA 30328

     To Customer: SmartBargains.com, LP          with Copy to: SmartBargains,
                  10 Milk Street, 10th Floor                   Inc.
                  Boston, MA 02108                             10 Milk Street,
                  Attn:  CFO                                   10th Floor
                                                               Boston, MA 02108
                                                               Attn: Legal
                                                                Department

      15.10 ENTIRE AGREEMENT. This Agreement sets forth the full and complete understanding of the Parties with respect to the matters herein and supersedes any and all agreements and representations between the Parties made or dated prior to the Effective Date, except for the confidentiality agreement between the parties, dated as of October 20, 2003, which confidentiality agreement shall apply only to data and information exchanged by the parties prior to the execution of this Agreement.

In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

UPS SUPPLY CHAIN SOLUTIONS, INC.           SMARTBARGAINS.COM, LP
"SCS"                                      "CUSTOMER"

/S/MARVIN B. HOBBY                             /S/STEPHEN M. JOSEPH
--------------------------------------     -------------------------------------
SIGNATURE                                  SIGNATURE
   MARVIN B. HOBBY                             STEPHEN M. JOSEPH
PRINTED NAME                               PRINTED NAME
   COORDINATOR, GLOBAL CONTRACTS               CFO
TITLE                                      TITLE
   JANUARY 29, 2004                            1-28-04
DATE                                       DATE

                            MASTER SERVICES AGREEMENT

                        UPS SUPPLY CHAIN SOLUTIONS, INC.
                                       AND
                              SMARTBARGAINS.COM, LP

SUMMARY OF SERVICES

   SERVICE SCHEDULE NO. 1     SERVICE SCHEDULE FOR WAREHOUSE DISTRIBUTION
                              SERVICES

                                   A. WAREHOUSE DISTRIBUTION SERVICES SOW

                             SERVICE SCHEDULE NO. 1
                                       FOR
                         WAREHOUSE DISTRIBUTION SERVICES

      THIS SERVICE SCHEDULE NO. 1 IS ATTACHED TO AND MADE A PART OF THAT CERTAIN MASTER SERVICES AGREEMENT DATED AS OF JANUARY 27, 2004 (THE "MSA" OR "AGREEMENT") BY AND BETWEEN UPS SUPPLY CHAIN SOLUTIONS, INC. ("SCS") AND SMARTBARGAINS.COM, LP ("CUSTOMER") AND IS EFFECTIVE AS OF FEBRUARY 5, 2004 ("EFFECTIVE DATE").

1. INTRODUCTION

      This Service Schedule sets forth additional terms and conditions under which the Customer shall obtain from SCS the Services set forth in the accompanying Warehouse Distribution Statement of Work ("SOW").

2. TERM AND TERMINATION

      2.1. TERM

            2.1.1. The term of this Service Schedule shall commence on the
                  Effective Date and shall continue in full force and effect for an initial term of 5 years (the "Initial Term"), and thereafter will automatically be renewed for additional one-year terms, unless either Party, at least [**] prior to the expiration of the Initial Term or any renewal term, gives written notice of non-renewal. Notwithstanding the foregoing, in the event that SCS continues to provide the services set forth in the accompanying SOW to Customer following the expiration of the Initial Term or any term, and the Parties fail to enter into a written extension of such SOW, then the SOW (including rates and charges in effect on the expiration of the Initial Term or any term) shall remain in effect on a month-to-month basis after the expiration date until terminated in writing by either Party upon thirty (30) days prior written notice. In addition, this Service Schedule may also be earlier terminated as set forth in Section 2.1 of the MSA.

      2.2. TERMINATION COSTS

            2.2.1. Customer acknowledges that SCS may undertake substantial financial commitments and incur substantial costs to perform the Services, including, without limitation, property acquisition and information technology development costs, which SCS expects to recover during the term. As a consequence, if this Service Schedule (and thus the accompanying SOW) is terminated by SCS for reasons of an uncured default for payment or material breach by Customer, Customer shall be required to pay to SCS the termination costs set forth in Exhibit C ("Termination Cost Schedule") to the accompanying SOW.

      2.3. TRANSITION ASSISTANCE

            2.3.1. In connection with the termination or expiration of the accompanying SOW, SCS will (i) if requested by Customer and at Customer sole expense, perform a complete physical inventory of all Goods and Customer-owned capital equipment, if any, and
                  (ii) package the Goods and other materials and equipment of Customer and make same available on the shipping dock for pickup. If special repackaging is required of bin/bulk items, Customer will provide packaging. Customer will be billed applicable Fees presented in Exhibit A of the SOW for SCS's performance of such physical inventory and the outbound transaction Fee, if applicable, on all Goods to be removed from the Facility. Customer will arrange for pickup and transportation of all such materials, at Customer's expense, by the date of such termination or expiration.

3. FEES

Fees will be as set forth in Exhibit A of the SOW and administered per Section
16.0 of the SOW.

4. BUSINESS REVIEW

      4.1.1. The Parties shall engage in periodic reviews and may adjust the Fees pursuant to the procedures set forth in the MSA. Notwithstanding any other provision herein, on or before sixty (60) days prior to the first anniversary date of the Effective Date of this SOW and each anniversary thereafter, Customer and SCS will use their good faith efforts to determine if adjustments to the Fees for the Services covered under the SOW are necessary, which adjustments, if any, shall be reflected by a mutually agreed upon amendment to the SOW.

5. LIABILITY FOR LOSS OR DAMAGE TO GOODS STORED BY SCS

The provisions of this Section 5 control over Section 6.1 of the MSA.

      5.1. DEFINITIONS

            5.1.1. "Throughput" shall mean the sum of the Replacement Cost of each Good received into the Facility and shipped from the Facility divided by [**], between successive Determination Dates, or if within the first year of the Effective Date of the accompanying SOW, then such first year.

            5.1.2. "Replacement Cost" shall mean Customer's [**] for each unit
                  (on a [**]) of the Goods, i.e., the [**] cost incurred by Customer to [**] from its [**]; provided, however, that the Replacement Cost shall not include [**].

            5.1.3. "Determination Date" shall mean the yearly anniversary of the
                  Effective Date of the accompanying SOW upon which SCS's liability to Customer, if any, for Lost Goods and Damaged Goods is determined.

            5.1.4. "Shrinkage Allowance" shall mean a dollar amount equal to
                  [**]% of Throughput. The Parties have agreed to a Shrinkage Allowance because both Parties recognize that it is inevitable that a certain amount of Goods will be lost or damaged in the course of storage and handling whether the Goods are stored by SCS or by the Customer at its own locations using its own employees.

            5.1.5. "Lost Goods" shall mean those Goods that should be warehoused at the Facility, on the Determination Date or at the time of a subsequent Physical Inventory performed by SCS, according to the Book Inventory Report but that have been lost due to SCS's negligence or are otherwise unable to be located (mysterious disappearance) at the Facility. Lost Goods shall not include Damaged Goods, concealed shortages, or Goods shipped in error to Customer's location or to a location designated by Customer.

            5.1.6. "Damaged Goods" shall mean those Goods warehoused at the
                  Facility, on the Determination Date or at the time of a subsequent Physical Inventory performed by SCS, that are destroyed or damaged due to SCS's negligence such that they cannot be sold.

            5.1.7. "Book Inventory Report" shall mean the report of those Goods that should be warehoused at the Facility as of the Determination Date based on (i) the Goods that were warehoused at the Facility based on the Book Inventory Report as of the previous Determination Date or on the Book Inventory Report based on a Physical Inventory per Section 5.2.4 herein, if any, plus (ii) the Goods received by the Facility, as evidenced by an authorized signature on the transportation carrier's waybill, since previous Determination Date or the Book Inventory Report based on a Physical Inventory per
                  Section 5.2.4 herein, if any, less (iii) the Goods shipped from the Facility since the previous Determination Date or the Book Inventory Report based on a Physical Inventory per
                  Section 5.2.4 herein, if any. The Book Inventory Report will be generated by SCS using its warehouse management system.

            5.1.8. "Repair Cost" shall mean the lesser of the cost to repair
                  Damaged Good or the Replacement Cost of the Damaged Good.

            5.1.9. "Net Value of Inventory Adjustments" shall mean the absolute net dollar value, at the Replacement Cost of each Good, of all the inventory adjustments on a dollar basis made by SCS between successive Determination Dates or, if during the first year of the Effective Date of this SOW, then such first year.

            5.1.10. "Physical Inventory" shall mean a physical inventory of all
                  Goods located at the Facility. Any Physical Inventory will be conducted in a manner mutually acceptable to the Parties.

      5.2. CALCULATION OF LIABILITY FOR LOST GOODS AND DAMAGED GOODS

            5.2.1. SCS shall be liable for Lost Goods and Damaged Goods in excess of the Shrinkage Allowance while the Goods are in its care, custody and control. SCS shall not be liable for any loss or damage to Goods: (i) that is below the Shrinkage Allowance; (ii) caused by any defects in the packaging or manufacture of such Goods; (iii) attributable to carriers (contract or otherwise) failing to deliver the full shipment of expected Goods to the Facility or otherwise caused by the acts or omissions of such carriers; (iv) delivered to the Facility in damaged condition and such damage was reported to Customer; (v) attributable to concealed damage; and (vi) as a result of the negligence or intentional misconduct of Customer or any of its employees, agents or subcontractors. In addition, SCS will not be liable for third-party theft if SCS has implemented and followed a reasonable standard of care to protect Customer's Goods from such theft. In no event shall SCS, its employees, agents, subcontractors or affiliates be liable for any loss of or damage to the Goods arising out of or caused by an event of Force Majeure.

            5.2.2. On the Determination Date, SCS will calculate the Net Value of Inventory Adjustments.

            5.2.3. If the Net Value of Inventory Adjustments is attributable to
                  Lost Goods or Damaged Goods, then SCS, subject to [**] set forth in Section 6.1, will pay Customer such difference or the apportioned amount for Lost Goods, as appropriate, and an amount equal to the Repair Cost for each Damaged Good, as appropriate, within 30 days of the Determination Date.

            5.2.4. SCS may at its own cost, subsequent to the Determination
                  Date, perform a Physical Inventory to verify or otherwise confirm the existence of Lost Goods or Damaged Goods. If Customer requests SCS to conduct such a Physical Inventory, SCS will perform the Physical Inventory at Customer's sole expense.

      5.3. LOST GOODS LATER FOUND

            If, within [**] days of the Determination Date, any Lost Goods for which a payment has been made to Customer are found or otherwise accounted for, Customer shall promptly refund to SCS the amount of any such payment upon written notice from SCS. If any Lost Goods for which the Customer has been previously paid are found or otherwise accounted for after such [**] day period, SCS shall offer such Goods to Customer for return of the amount previously paid. If Customer elects not to accept return of such Goods, title to such Goods shall transfer to SCS and SCS shall have the right to sell or otherwise dispose of such Goods in any manner it determines appropriate.

      6. EXCESS LIABILITY COVERAGE

            6.1. The Parties acknowledge and agree that SCS has obtained on behalf of Customer excess liability protection to cover Lost Goods or Damaged Goods in excess of the Shrinkage Allowance in the amount of $[**] in the yearly aggregate, and has named Customer as an additional insured.

            6.2. If the insurance coverage per Section 6.1 is cancelled during the term of this SOW, SCS shall self- insure for this liability.

      7. WAIVER OF SUBROGATION

            Customer waives its rights of subrogation on behalf of its insurers for any loss or damage to Goods in excess of the liability limits set forth in Sections 5.2.3 and 6.1 herein.

      8. SURVIVAL

            8.1.1. Notwithstanding the expiration or earlier termination of this
                  Service Schedule for any reason, however described, the rights and obligations of this Service Schedule which by their nature are intended to survive expiration or termination, including, without limitation Sections 2.2, 2.3, 3, 5, 6, 7, and 8, will survive any such expiration or termination.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS SERVICE SCHEDULE TO BE EXECUTED BY THEIR DULY AUTHORIZED REPRESENTATIVES AS OF THE DAY AND YEAR FIRST WRITTEN HEREIN.

UPS SUPPLY CHAIN SOLUTIONS, INC.           SMARTBARGAINS.COM, LP

BY: /S/MARVIN B. HOBBY                     BY: /S/STEPHEN M. JOSEPH
   -----------------------------------         ---------------------------------
NAME:  MARVIN B. HOBBY                     NAME: STEPHEN M. JOSEPH

TITLE: COORDINATOR, GLOBAL CONTRACTS       TITLE: CFO

                                      FINAL

                    WAREHOUSE DISTRIBUTION STATEMENT OF WORK

1. GENERAL INFORMATION

      1.1. This attachment to Service Schedule No. 1, Warehouse Statement of Work (this "SOW"), is made and entered into to be effective as of February 5, 2004 (the "Effective Date") and is attached to and made a part of that certain Master Services Agreement effective as of January 27, 2004 (the "MSA") by and between UPS Supply Chain Solutions, Inc. ("SCS") and SmartBargains.com, LP ("Customer").

      1.2. This SOW relates only to the logistics functions to be performed by SCS at a HEBRON, KY facility (the "Facility") on behalf of Customer.

      1.3. This SOW may be amended as follows: Modifications may be initiated be either Party through written notification to the other Party's designated project manager to request a desired change. In the event the other Party objects to any such modification or amendment, the other Party shall provide the Party proposing the change with written objection within 30 days of the proposal being initiated. Notwithstanding anything to the contrary, modifications or amendments to this SOW shall only become effective upon the mutual written consent of both Parties.

2. SUPPORT OVERVIEW

      2.1. The following statements address primary operating requirements SCS shall provide to the Customer:

            2.1.1. SCS will provide warehouse and inventory management (the
                  "Services") for the Customer's Goods (the "Goods") at the Facility. The Services performed hereunder are to support inventory management, distribution, and returns processing for the Goods distributed by SmartBargains.com.

            2.1.2. SCS will assign account management personnel, which will serve as Customer's main day-to-day contact, to coordinate overall program implementation, training and on-going operations.

      2.2. Unless otherwise noted within this SOW, Goods will be stored in ambient warehouse temperatures.

      2.3. The Facility will be a non-food grade facility. SCS will not store or handle any food products under this SOW.

3. EQUIPMENT

      SCS will provide all required general purpose equipment necessary to perform the Services, except that Customer shall provide and maintain, at Customer's sole expense, any special, customized or unique equipment or computer hardware needed to perform the Services.

4. IT SYSTEMS OVERVIEW

      SCS's robust warehouse management system ("WMS") will serve as the operating system and the official record of inventory to support all of the warehouse functions covered within this SOW. All key IT assumptions are included in Exhibit B - Operating Parameters. Additional IT assumptions will be defined within the Master Operating Plan.

5. FACILITIES

      As of the Effective Date, SCS will provide Customer the storage space at a facility to be determined in Hebron, KY. The storage space within a Facility available to Customer from time to time for the storage of the Goods shall be referred to as the "Storage Area." SCS may move Customer's Goods within the Storage Area where necessary to facilitate its operations, provided that such Goods are easily identifiable as Customer's Goods. SCS may propose to relocate Customer's Goods to another facility managed by SCS or its agent, at the expense of SCS. SCS will relocate Customer's Goods only if Customer provides its written agreement.

6. STORAGE

      All Goods will be kept and stored within the Storage Area unless otherwise agreed to by Customer. The Goods will be stored in a safe and secure manner on shelves or racks, and may be floor stacked on pallets if appropriate.

7. ACCESS TO STORAGE AREA

      Only individuals authorized by SCS or Customer shall be permitted access to the Storage Areas, provided however, Customer must provide SCS at least 24 hours notice prior to such access, and provided further, that any such individual must agree to comply with the security provisions applicable to such Facility. Authorization by Customer for Customer personnel shall be controlled through an approved access list provided to SCS by Customer. Customer shall be entitled to have certain of its employees on site at the Facility (the "Site Employees"), and such employees will have facility access without the need of advance notice. SCS shall provide the Site Employees with reasonable furnishings, connectivity access (such as telephone lines, internet, WMS and data connectivity), lighting and heat/air

                                     FINAL

      conditioning and such other office needs as are generally made available to SCS's employees.

8. TRAINING REQUIREMENTS

      SCS shall train its personnel to perform standard warehouse logistics services with respect to the Goods. Customer agrees to provide SCS with training materials and applicable reference manuals relating to any specialized training for processes or systems to be provided to Customer under this SOW, which are different from standard warehouse logistics services. SCS will designate certain SCS personnel, which may include personnel that will have special responsibilities for Customer's accounts (each, an "Associate") to serve as trainers ("Trainers") who will receive such specialized training. After Customer has trained SCS's Trainers, the Trainers will train the applicable Facility personnel as appropriate. Customer shall be responsible for all reasonable expenses, including materials and training time, associated with such specialized training.

9. INBOUND RECEIPTS

      9.1. GOODS MASTER FILE

            Prior to the initial shipment of any Goods to a Facility, Customer will provide SCS with a master list of all Goods that are to be handled under this SOW (the "Goods Master File"). SCS will keep the information contained on such list in a file in its WMS. The Goods Master File will include the Replacement Cost of Customer's Goods that are warehoused in the HEBRON, KY FACILITY. Customer will provide SCS based on a mutually agreed-upon method with the information needed to update the Goods Master File, including all new additions to the Goods to be handled under this SOW and any changes to information relating to Goods included in the Goods Master File.

      9.2. DELIVERY REQUIREMENTS

           Customer shall arrange for the Goods to be delivered to each Facility. At or prior to delivery of the Goods to any Facility, Customer shall provide to SCS a Purchase Order indicating the Goods to be tendered for storage and the applicable material safety data sheets (MSDS), with any special instructions, including but not limited to storage, services, accounting, segregation or any other requirements relating to the Goods.

      9.3. ADVANCE NOTICE AND INBOUND INFORMATION CAPTURED BY THE WMS

           9.3.1. Customer will provide to SCS a pre-alert notice (a "Pre-Alert Notice") to receive all Goods against. The Pre-Alert Notice or Purchase Order can be an Excel document e-mailed to the Associate. The Pre-Alert or Purchase Order for inbound orders will include: carrier name and carrier tracking number, vendor name, purchase order ("PO") number, Customer part number, and quantity ordered.

           9.3.2. The WMS has reference fields on the Inbound Order transaction available for Customer's use, in addition to carrier name and carrier tracking number fields. One field is usually designated for holding the PO number, and the other two fields are available for the Customer to define, subject to SCS's agreement.

           9.3.3. If Customer does not provide a Pre-Alert Notice or Purchase Order, SCS will enter into the Inbound Order transaction the carrier name and carrier tracking number, along with reference fields as specified by the Customer.

      9.4. EXTERIOR PACKAGE INSPECTION AND PART VERIFICATION

           9.4.1. SCS will inspect the exterior packaging of all inbound shipments of Goods for visible damage. SCS will record on the carrier documentation any identified damage and provide a copy of such documentation to Customer so that Customer may file a claim against the responsible carrier.

           9.4.2. After an inbound shipment of Goods has been received from the carrier, SCS will validate the part number and count quantity, compare Customer's parts numbers and quantity received against packing slip, and physically inspection for damage (other than concealed damage). If shortages or other discrepancies are identified, SCS will record conditions found on the carrier's documentation, and document on the vendor discrepancy form and report the incident to Customer so that Customer may file a claim against the responsible carrier.

      9.5. QUALITY PROCESS AND INSPECTION

           9.5.1. If the seal on the package is not broken and the package has no exterior damage, the only inspection is to check that the item number on the outside of the package matches the paperwork. If there is no item number identified on the outside of the package, each package shall be opened to identify the appropriate item number for labeling purposes. Without limiting the foregoing inspection requirements, inspection of inbound shipments of Goods by SCS for quality control purposes shall also be performed when: (a) the seal on the package is broken or (b) the packaging has punctures, or
                  (c) there is other exterior damage to the packaging that would indicate that the contents may be damaged.

                                     FINAL

                  9.5.2. Each inbound unit will require a barcode label to
                        include SKU number, and/or UPC code and item description. Within [**] from the Effective Date, approximately [**]% of all incoming items will already contain such labels. The other [**]% of the incoming Goods will be identified and labeled by SCS. This activity is included in the inbound receiving unit rate.

                  9.5.3. In depth inspection of incoming receipts will be
                        performed on inbound items to the extent that Customer has requested this service and has agreed to a per part inspection charge set forth in Exhibit A. In such cases, but only with Customer's authorization given in advance, will a package be opened for such in depth examination. Authorization must be given to the Associate. This specific activity may be removed from the overall scope of work going forward. In anticipation of the possibility, SCS quoted it as a separate activity.

            9.6. PROBLEM RECEIPTS AND QUARANTINE

                  9.6.1. A "Problem Receipt" occurs when an inbound shipment of
                        Goods has discrepancies that prohibit SCS from performing its normal "receipt to stock" process, including, but not limited to: damaged packaging; damaged or obviously used Goods; unmarked or mis-marked Goods; Goods (or quantities of same) not matching Pre-Alert Notice, PO or packing list data; Goods received with no Pre-Alert Notice, PO or packing list; Goods without proper reference information as defined by the Customer; Goods not on the Goods Master List; Goods sent to the wrong Facility; obviously wrong Goods in box; or Goods of suspicious or unknown origin. When any discrepancies are encountered by SCS during the receiving process, the receiving process will be temporarily suspended and such Problem Receipts will be stored and segregated by SCS in an area apart from other inbound material (the "Quarantine") until discrepancies are cleared and material can be properly transacted into the WMS.

                  9.6.2. Inbound receiving discrepancies will be annotated at the time of discovery, and SCS will promptly notify Customer. Customer will provide name of individual to contact for all Problem Receipt reporting by SCS. Information available to SCS regarding quarantined inventory will be communicated to the appropriate Customer contact by SCS in a spreadsheet or any other mutually agreed upon format.

                  9.6.3. Problem Receipts will physically remain in the
                        Quarantines of the Facility until disposition instructions are received from the Customer and will not be allocable to orders.

                  9.6.4. Upon SCS's receipt of disposition instructions for a
                        Problem Receipt from the Customer, SCS will remove such Problem Receipt from the Quarantine. If Customer determines the Goods should be stocked at the Facility, SCS will immediately recommence the receiving process. If Customer determines the Goods are defective or scrap, SCS will ship or dispose of such Goods per the Customer's disposition instructions.

                  9.6.5. Customer will provide appropriate disposition
                        information to SCS regarding Problem Receipts within two
                        (2) business days of Customer being notified by SCS. At Customer's request, SCS can repackage Goods that are quarantined or as needed subject to payment of SCS's Ad Hoc Labor Charges as shown on Exhibit A.

            9.7. RECEIVING

                  Within [**] from receipt, SCS will have processed the inbound Goods so that such Goods are in the WMS and are available for Customer to sell. Any overages, shortages or damages will be documented and communicated to Customer as required herein.

            9.8 RETENTION OF INBOUND DOCUMENTATION

                  For inbound shipments, SCS shall retain copies of shipment packing slips in the Storage Area and all original copies shall be sent to Customer at the end of each fiscal month of the Customer. All copies of inbound documentation shall be retained in hard copy format in the Storage Area for a period of [**] after the Goods applicable to such inbound shipments have been received into the WMS.

      10. OUTBOUND SHIPMENTS

            10.1. OUTBOUND ORDERS

                  Customer will provide all outbound orders to SCS. Orders are batched and sent electronically. Orders can be received by SCS at any time; however, there are established cut-off times for processing orders as defined within Exhibit B of this SOW. Fulfillment procedures of Customer's order demands will be consistent with the Customer requirements as defined within Exhibit B of this SOW.

            10.2. ORDER FULFILLMENT

                  10.2.1. Customer agrees to provide to SCS a rolling [**]
                        forecasted volume (the "Forecast") no later than the first business day of each fiscal month of the Customer. Only the [**] of each [**] forecast will be a [**].

                                     FINAL

                  10.2.2. SCS will plan to meet Customer's service requirements up to [**]% [**]. SCS will not be required to meet service levels if the Customer does not communicate the increased requirements in advance.

                  10.2.3. SCS will use commercially reasonable efforts to staff appropriately based on shipping forecast information provided by the Customer. However, volume changes that exceed the number in Section 10.2.2 will be discussed and be subject to overtime charges per Exhibit A.

                  10.2.4. If the Parties mutually agree to add labor staffing to meet an increase that exceeds the number in Section 10.2.2, and the increase does not occur, Customer will reimburse SCS for the [**] incurred pursuant to the [**] in Section [**] of Exhibit A of this SOW.

                  10.2.5. In the event Customer does not submit a Forecast
                        within the time period set forth above, SCS will rely on historical shipping volumes from the previous [**] period.

            10.3. OUTBOUND SHIPMENTS

                  10.3.1. On receipt of Customer's order, SCS will use its
                        standardized order pick and pack process. The standard pick and pack process does not provide for outbound order consolidation. Under the standard procedure, each order will be processed individually at the appropriate Facility based on shipping priorities indicated by the Customer.

                  10.3.2. For outbound shipments, packing slips will be printed and attached to shipments released from the Facility. Packing slips will display: complete ship to address information; origin location of the shipment; part number; part description; shipped quantity; total shipment value; return label for end customer of Customer, Customer's or its affiliates' terms of sale; shipping charges, miscellaneous charges, unit price, extended price, and if requested, Customer PO number and any other information reasonably requested by Customer. Multiple packing slips may be used to designate affiliate businesses.

                  10.3.3. Customer will be responsible for requesting carrier proof of delivery (POD) information as needed. If SCS is requested to provide assistance to obtain POD information, the service will be performed at an additional Fee as defined in Exhibit A.

                  10.3.4. SCS shall include an insert at Customer's request at the rate set forth in Section 12 of Exhibit A.

            10.4. EXPORT AND DOCUMENTATION

                  10.4.1. It is understood that Goods hereunder will not be
                        exported unless both Parties sign a Service Schedule under the MSA. If such a Schedule is executed, Customer will properly tender all documentation to support physical movement and customs entry requirements at international destinations. SCS will prepare the documentation and perform the associated administrative tasks associated with executing export shipments based on Customer written instructions. Customer will provide SCS with commercial invoice and Shipper's Export Declaration documents to facilitate the release of international shipments from a Facility.

            10.5. ROUTING

                  SCS transportation routing decisions will be consistent with instructions provided by Customer.

            10.6. ORDER DISCREPANCIES

                  10.6.1. Orders that cannot be processed due to incomplete or illegible order information will be escalated back to Customer by SCS utilizing contact information provided by Customer.

                  10.6.2. If a requested item of Goods on an outbound order
                        cannot be located by SCS, SCS will complete a series of investigative steps at the Facility. If SCS determines that an item is missing, SCS will contact the Customer for written permission to adjust the item from inventory. Customer acknowledges that written communication to SCS, via e-mail or fax, of inventory adjustment is required within [**] business days of notification.

            11. DISPOSAL OF OBSOLETE GOODS

                  Upon Customer's written request and at its sole expense, SCS will prepare and send Goods to Customer's pre-designated scrap and/or recycling centers. All transactions for disposal of obsolete Goods must be managed in the WMS. These shipments will be completed within the specified time frame agreed upon by Customer and SCS. Reports sent back to Customer about such shipments will include the quantity scrapped, Product number, date sent to scrap and, if required by Customer, Certificate of Destruction.

            12. INVENTORY CONTROL

                  12.1 GENERAL

                        12.1.1 The records used to determine the number of Lost
                              Goods, including the Book Inventory Report (as those terms are defined within the Definitions section of Service Schedule No. 1 will be generated by SCS

                                      FINAL

                              using its WMS, regardless of whether Customer's inventory system is also used in connection with the Services. In case of any conflict between the records maintained by Customer and the records maintained by SCS, the records of SCS shall control.

                        12.1.2 At SCS's request, Customer shall assist in the
                              initial receipt of Goods at a Facility so that the Parties will be in agreement as to the initial number of Goods on hand.

                  12.2 CYCLE COUNTING

                        12.2.1. SCS will maintain a cycle count program in accordance with SCS's standard practice. Goods stored at the Facilities will be physically counted each week on the basis of a [**] cycle, such that each inventory location will be counted at least [**] times each year. SCS will generate the weekly cycle count report at the Facility through the WMS. SCS will maintain records of all counts taken and provide results to Customer as requested.

                        12.2.2 After each weekly count, if there is a discrepancy between the physical item and the cycle count report information, SCS will take steps to resolve such discrepancies. If a variance still exists between physical quantity and WMS quantity after the foregoing review has been completed, SCS will communicate to Customer's designated contact and process an Inventory Adjustment in the WMS.

                  12.3 PHYSICAL INVENTORY AND ON DEMAND CYCLE COUNT

                        Customer and/or its authorized representatives are able to require a physical inventory of the Goods, at Customer's sole expense, in addition to the cycle count process used by SCS to track inventory. Such physical inventory will be performed at a time reasonably requested by Customer and consented to by SCS, such consent not to be unreasonably withheld or delayed, and at the Fees specified within Exhibit A of this SOW.

                  12.4 AUDIT RIGHTS

                        Customer and/or its authorized representatives shall have the right upon 48 hours prior written notice to SCS, and at Customer's sole expense, to audit SCS's internal control processes solely to the extent that such processes directly contribute to the accuracy of Customer's financial statements in order to assist Customer in meeting its obligations under the Sarbanes-Oxley Act or other applicable financial disclosure law.

            13. SERVICE LEVELS

                  13.1  INTRODUCTION

                        SCS will measure service levels concerning key
                  operational activities that focus on order fulfillment to Customer's end users based on the metrics listed in this Section and will report its performance to Customer at a mutually agreed upon basis. Each [**] SCS has the opportunity to earn from the Customer incentives for meeting certain performance levels. This Section contains [**]. Incentives and Penalties will be paid [**] on a [**]. Where Customer or SCS is required to pay an incentive or penalty, respectively, such payment is to be delivered by the [**] day of the next [**]. The service level requirements in this Section are valid up to [**]% of [**]. The [**] provided in Section [**] of the MSA and the [**] provisions set forth in Section [**] of the MSA shall [**] to this Section 13.

                  13.2  DEFINITIONS

                        This section includes definitions for certain terms used
                  in this section. Each metric is specifically defined in its respective section below.

                        13.2.1 Requirement - This is the level of performance
                              SCS is required to meet regularly.

                        13.2.2 Incentive Level - This is the level of
                              performance upon which SCS may earn a [**]
                              Incentive.

                        13.2.3 [**] Incentive - The [**] Incentive is defined
                              below.

                        13.2.4 [**] Penalty - The [**] Penalty is defined below.

                        13.2.5 Accepted Order - Orders sent to SCS by Customer,
                              which SCS has accepted into SCS's WMS.

                        13.2.6 Corrective Action - The Corrective Action Process
                              is a process to be taken to address the failure of SCS to meet the service levels set forth herein, which requires the Parties' prompt attention. The process is as follows:

                              (i) Customer sends a letter to the Director of Customer Care, which calls for a meeting of parties' respective project managers. The project managers will meet at the Facility within [**] business days to negotiate and use commercially reasonable efforts to promptly reach a resolution.

                              (ii) Customer sends a letter to the District Manager if the parties' respective project managers are unable to reach a resolution within [**] business days. Customer's senior management will communicate with the District Manager within [**] business days. Both parties will use commercially reasonable efforts to work a solution to the conditions that triggered the Correction Action.

                                      FINAL

                              (iii) Notwithstanding the above, should SCS miss
                                    [**] for [**], the Parties agree to an
                                    immediate escalation meeting on the day
                                    following the [**]. The Parties' respective project managers will meet in the most efficient manner available to them (either in the Facility or via conference call). Both parties will use commercially reasonable efforts to work a solution to the condition(s) that triggered the escalation. If a solution cannot be reached, then such issue(s) will be escalated to Customer's senior management and the District Manager [**] via the most efficient manner available to them (either in the Facility or via conference call) for prompt discussion.

                  13.3 METRICS

                        13.3.1 [**]

                              - DEFINITION: The [**] with respect to the stored Goods.

                              - REQUIREMENT: The Requirement is for SCS to achieve [**].

                              - INCENTIVE LEVEL: This level is where SCS achieves [**].

                              - MEASUREMENT: The metric is calculated as follows: [**]. This metric will be calculated [**].

                              - INCENTIVE FEES: If SCS meets the Incentive Level [**], Customer will [**].

                              - PENALTY FEES: If SCS does not achieve [**], SCS will [**].

                              -     CORRECTIVE ACTION: See Section 13.2.6 (iii).

                        13.3.2 [**]


                              -     DEFINITION: The time [**] until the time
                                    [**].

                              - REQUIREMENT: The Requirement is for SCS to [**], respectively, [**] the time, [**].

                              - INCENTIVE LEVEL: This level is where SCS has [**], respectively, [**] the time.

                              - MEASUREMENT: This metric is calculated as follows: [**]. This metric will be calculated [**].

                              - INCENTIVE FEES: If SCS meets the Incentive Level [**], Customer will [**].

                              - PENALTY FEES: If SCS does not achieve [**], SCS will [**].

                              -     CORRECTIVE ACTION: See Section 13.2.6 (iii).

                        13.3.3 [**]

                              -     DEFINITION: The [**] Goods [**].

                              - REQUIREMENT: The Requirement is for SCS to achieve [**] and thereafter.

                              - MEASUREMENT: This metric is calculated as follows: [**]. This metric will be calculated [**].

                              - CORRECTIVE ACTION: See Section 13.2.6 (i) and (ii).

                        13.3.4 [**]

                              -     DEFINITION: The elapsed time for SCS [**].

                              - REQUIREMENT: The Requirement is for SCS to [**] the time.

                              - MEASUREMENT: This metric is calculated as follows: [**]. This metric will be calculated [**]. CORRECTIVE ACTION: See
                                    Section 13.2.6 (i) and (ii).

                  14. REPORTS

                        SCS will provide standard reports as defined within Exhibit B of this SOW and such other reports as mutually agreed upon. SCS's standard reporting systems will be accessible to Customer based on the Customer profile that is mutually agreed upon between SCS and Customer. Any manipulation of the data by Customer, and subsequent reporting discrepancies caused thereby, are the responsibility of Customer. Reporting periods will be consistent with Customer's fiscal monthly accounting cycle.

                  15. OPTIONAL SERVICES

                        SCS will provide the following services if required under the Fees specified within Exhibit A of this SOW.

                        15.1. RE-LABELING

                              Customer may request SCS to re-label Goods, which would require that a new label be applied over the old label on the outside of the package, and the Goods Master File be updated for the new label. [**] Exhibit A will apply.

                        15.2. RETURNS

                              15.2.1. Returns processing is a service provided
                                      under this SOW.

                        15.3. PACKAGING

                              15.3.1. Customer may ship product to SCS in
                                      packaging ready to ship to end users.

                                      FINAL

                              15.3.2. SCS can provide packaging services or
                                      materials to Customer. Customer must
                                      define in advance the packaging
                                      requirements. Packaging services or
                                      supplies [**]. [**] packaging services
                                      [**].

                              15.3.3. With the packaging service, SCS will place
                                      orders for and maintain appropriate
                                      packaging materials to meet agreed upon
                                      packaging requirements so that adequate
                                      amounts of packaging supplies are on hand.

                              15.3.4. SCS shall comply with the packing
                                      requirements as set forth in Customer's
                                      packaging manual, as provided to SCS and as amended from time to time, subject to mutually agreeable changes in Fees, as applicable.

                  16. BILLING ADMINISTRATION OF SERVICES

                        16.1 SCS will submit on a monthly basis documented invoices manually under a single account number for the Services provided under this SOW to Customer 's designated Accounts Payable location. Payment terms are net 30 days.

                        16.2 Invoices presented by SCS will include: specific time period covered for the Services; address of location for the physical site from which the Services were performed; identification of Services performed; agreed Fees charged for Services as defined within this SOW; and extended cost.

                        16.3 Customer reserves the right to require SCS to take corrective action on invoices that are incorrect; provided, however, that Customer shall pay to SCS all undisputed charges on an invoice. Any payments by Customer shall not be deemed a waiver of any right of Customer under the Agreement or of any defaults by SCS. The Parties shall promptly resolve any dispute regarding any portion of an amount stated on an invoice.

                  17. IT REQUIREMENTS

                        The parties will review IT requirements and supply such
                  requirements to be included herein within 90 days following the Effective Date.

                                      FINAL

                    EXHIBIT A - SCHEDULE OF RATES AND CHARGES

      1. Customer will pay SCS a Fee of $[**] within [**] of the Effective Date of this SOW.

      2.    The Monthly Fixed Fee is $[**]. Additional square footage over the
            (i) estimated 150,000 square feet required and (ii) the estimated 750 square feet of office space will be charged at a rate of $[**] per square foot. This additional square footage rate does not include additional material handling or material storage equipment. SCS billing cycle is as stated in Section 16.1 of the SOW and will cover the following:

            The Fixed Monthly Fee covers [**] equipment, [**]. Charges associated with the variable activities performed pursuant to this SOW will be billed at the transactional fees indicated within Exhibit A of this SOW.

      3. Transactional Fees: The Inbound unit charge (including the standard inspection charge) is $[**] per unit; Outbound unit charge is $[**] per unit. Returns processing is $[**] per unit. Minimum throughput will be calculated at [**]% of monthly volume estimated, with consideration given to seasonality.

      4. Fee for per part inspection charge per Section 9.5.3: $[**] per unit.

      5. Ad Hoc Labor Charges are listed below. Ad Hoc Labor Services will be pre-approved by Customer prior to charges being assessed and will include supporting documentation (i.e. SKU, units, or other relevant data):

            -     [**]: $[**] per hour.

            -     [**]: $[**] per hour.

            -     [**]: $[**] per hour.

            -     [**]: $[**] per hour.

            -     [**]:

            -     [**]: $[**] per hour.

                  -     [**]: $[**] per hour.

                  -     [**]: $[**]

      6. Fee for SCS to Conduct a Physical Inventory per Section 12.2.1 will be based on agreed upon labor rates, which rates shall not exceed the Ad Hoc Labor Charges listed above or as amended.

      7. Outbound Fee for Transition Assistance per the Service Schedule will be mutually agreed upon.

      8. Fee to Re-labeling the Goods per Section 15.1 will be based on the Ad Hoc labor rates.

      9. Fee for Performance of Returns Service per Section 15..2.1 is $[**] per unit returned.

      10. Supplies and materials will be quoted individually before start up of operation. If SCS purchases the supplies and materials on behalf of the Customer, supplies and materials will be billed at cost plus [**]%. If the Customer purchases the supplies and materials, there will be an administrative charge to be mutually agreed upon.

      11. Travel and related expenses post implementation will be billed as incurred, provided that any expenses that may be reasonably assumed to exceed $[**] will be pre-approved by Customer.

      12. Fees for inserts shall be as follows: Standard Insert: an insert that gets put into every outgoing shipment for a period of time for Customer or its affiliates -[**]; Smart Insert: an insert included into certain packages pursuant to Customer's or its affiliates instruction in the individual Orders corresponding to such packages
            - $[**]per smart insert.

                                      FINAL

                        EXHIBIT B - OPERATING PARAMETERS

1. OVERALL VOLUME

      1.1.  Units to be Received: [**]

      1.2.  Units to be Shipped or Made Available for Shipment: [**]

      1.3.  Annual Throughput: [**]

2. Seasonality

      2.1.1. Here is a breakdown of the estimated number of orders to be received in a fiscal month and then the daily average:

            a.    January [**] monthly = [**] daily

            b.    February [**] monthly = [**] daily

            c.    March [**] monthly = [**] daily

            d.    April [**] monthly = [**] daily

            e.    May [**] monthly = [**] daily

            f.    June [**] monthly = [**] daily

            g.    July [**] monthly = [**] daily

            h.    August [**] monthly = [**] daily

            i.    September [**] monthly = [**] daily

            j.    October [**] monthly = [**] daily

            k.    November [**] monthly = [**] daily

            l.    December [**] monthly = [**] daily

3. INVENTORY AND STORAGE

      3.1. Inventory will be stored in bin shelving, pallet racking, garment on hanger, and in floor storage.

      3.2.  Pallet size is standard GMA or 40" x 48" with dual entry.

      3.3.  Average number of pallets in storage: [**]

      3.4.  Inventory turns per fiscal year: [**]Average cases per pallet: [**]

      3.5.  Average pallet weight: [**] lbs

      3.6.  All storage and picking locations will be determined by SCS.

      3.7. Distinct SKUs in storage area: [**] active SKU's in stock at any time. There will be [**] distinct SKUs handled during the course of the year.

4. INBOUND MANAGEMENT

      4.1. A total of [**]% of inbound receipts are received as truckload or LTL shipments, of which [**]% of the inbound receipts are palletized and [**]% are floor loaded. The other [**]% of receipts will arrive via parcel shipment.

      4.2.  There will be an average of [**] lines per receipt.

      4.3.  There will be an average of [**] units per line received.

      4.4.  There will be an average of [**] units per case received.

      4.5.  There will be an average of [**] cases per pallet received.

      4.6.  There are an average of [**] units per receipt.

      4.7. Cartons may not be clearly marked and labeled with pertinent receiving information (PO#, part number, and packing slip). SCS will break down all incoming freight, sort the product and label each item upon receipt.

      4.8. Upon arrival of any new item with no on hand inventory, a unit will need to be weighed and measured and the information captured into the Customer's item master.

5. ORDER FULFILLMENT

      5.1. Average daily order volume [**], annual order volume is estimated at [**] orders. When the average daily order volume exceeds [**]% of forecast, both parties agree to a business review to discuss future needs to handle incoming order volumes.

      5.2.  Order Profile

            5.2.1. Picking includes: line items: [**]%; cases: [**]% ; pallet level only: [**]%

            5.2.2. Average lines per order: [**]

            5.2.3. Average units per line: [**]

            5.2.4. Average cartons per order: [**]

            5.2.5. Average units per order: [**]

6. RETURNS MANAGEMENT

                                      FINAL

      6.1.  Pricing includes [**].

      6.2.  Customer returns average [**] per week.

      6.3.  Annual returns estimated at [**] units.

      6.4. Returned merchandise will be inspected and dispositioned according to business rules provided by Customer.

      6.5. There will be [**] return to vendor and liquidation shipments processed [**]. These outbound shipments will be charged at the outbound unit price.

      6.6. Any returned Goods that are returned from a customer after the Last return Date (a date set as [**] days after initial order shipped), damaged, wrong item returned, or missing a component will be rejected at the door and given back to the carrier attempting to deliver.

7. OUTBOUND MANAGEMENT

      7.1.1. Customer's routing instructions will be defined in the Master Operating Plan.

      7.1.2. Same day shipments for all standard orders received up until [**] for expedited orders.

      7.1.3. Outbound Shipment Profile: Parcel: [**]%; LTL: [**]%; and FTL:
            [**]%.

8. DAYS OF OPERATION

      Normal operating hours are to be defined by SCS based on the incoming order volume and the service level commitments. SCS honors 7 paid holidays per year, which include Thanksgiving, Christmas Day, New Year's Eve, New Year's Day, Memorial Day, 4th of July, and Labor Day.

9. WAREHOUSE MANAGEMENT SYSTEM

      9.1.1. SCS will use a robust Warehouse Management System (WMS) to manage warehouse receiving, storage, picking, packing, shipping, and inventory. Customer shall have read-only access to the WMS in connection with the Services provided hereunder.

      9.1.2. Customer does not require customization to the WMS other than what has been agreed to. Future customization requirements may impact the WMS cost. Prior to any necessary customization, modification, or enhancement to the WMS, Customer will approve in writing both the functional design change and cost of the change.

      9.1.3. The following transactions are included in pricing. The format of the transactions will be Customer's proprietary layout. Additional or customized transactions will incur appropriate costs.

      9.1.4. [**]Electronic interfaces to and from SCS will originate and terminate with Customers' host system. Pricing does not include [**].

      9.1.5. Customer will establish and maintain a Goods Master File. Periodic transmissions will occur to update SCS's WMS of newly ordered or manufactured items, and/or changes to existing item master information. Part number substitutions/alternative parts will be managed on Customer' host system.

      9.1.6. The SCS WMS will be the inventory of record. To facilitate system synchronization, SCS will transmit inventory balances by SKU to Customer via the Inventory Snapshot transactions.

      9.1.7. SCS will generate shipment confirmations for all outbound shipments.

      9.1.8. Security tags will be added at time of receipt to specific items. The items requiring security tags will be identified in a specific field within the item master.

      9.1.9. Orders from Customer's host order entry system will include the transportation mode (package, TL, LTL), carrier, and service level for the shipment. Rate tables provided by transportation will be used for establishing least cost routing, but this is not an automated process within the WMS.

      9.1.10. SCS will create a customized packing list, customized with Customer's and/or its affiliates' logo and existing layout. Further customization of the packing list may incur additional costs.

      9.1.11. Travel and related expenses for IT personnel are not included, and will be billed as incurred, provided that any expenses that may be reasonably assumed to exceed $[**] will be pre-approved by Customer.

      9.1.12. [**] transportation modes will be used at project initiation. Outbound transportation modes include: Small Package ([**]%), LTL ([**]%); Inbound transportation modes include: Truck ([**]%), Small Package ([**]%). There will be 3 carriers - [**].

      9.1.13. Customer will define transportation carriers prior to initiation of operations. The carriers will be established in the SCS shipping system. Carrier information will be passed to SCS from the Customer's host system as part of the sales order.

                                      FINAL
                      EXHIBIT C - TERMINATION COST SCHEDULE

Apr-04        $[**]        Dec-05        $[**]
May-04        $[**]        Jan-06        $[**]
Jun-04        $[**]        Feb-06        $[**]
Jul-04        $[**]        Mar-06        $[**]
Aug-04        $[**]        Apr-06        $[**]
Sep-04        $[**]        May-06        $[**]
Oct-04        $[**]        Jun-06        $[**]
Nov-04        $[**]        Jul-06        $[**]
Dec-04        $[**]        Aug-06        $[**]
Jan-05        $[**]        Sep-06        $[**]
Feb-05        $[**]        Oct-06        $[**]
Mar-05        $[**]        Nov-06        $[**]
Apr-05        $[**]        Dec-06        $[**]
May-05        $[**]        Jan-07        $[**]
Jun-05        $[**]        Feb-07        $[**]
Jul-05        $[**]        Mar-07        $[**]
Aug-05        $[**]
Sep-05        $[**]
Oct-05        $[**]
Nov-05        $[**]

                                     Page 1